Exhibit 99

                                                           For Immediate Release

                           United Heritage Corporation

CLEBURNE, Texas, September 2, 2005 - United Heritage Corporation (Nasdaq: UHCP) announced today that it had received a Nasdaq staff determination on August 30, 2005 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in marketplace rule 4310(c)(4), and that its securities are therefore subject to delisting from the Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the staff determination. There can be no assurance the panel will grant the Company's request for continued listing.

United Heritage Corporation meets all other Nasdaq SmallCap Market criteria:

o Stockholder's equity at June 30, 2005 was $27,112,191.00 ($1.71/share). Only $5,000,000 is required.

o Publicly held shares (shares in the float) are 8,672,604. Only 1,000,000 are required.

o Market value of publicly held shares is in excess of $7,700,000. Only $5,000,000 is required.

o United Heritage Corporation has an operating history in excess of 18 years. Only one year is required.

o United Heritage Corporation has twelve market makers. Only three are required.

o United Heritage Corporation has in excess of 2,767 "round lot shareholders" (owners of 100 or more shares). Only 300 are required.

United Heritage Corporation is eligible for a quotation on the OTC Bulletin Board, if necessary. The Company's symbol would remain UHCP,

About United Heritage Corporation:

United Heritage Corporation is an oil & gas exploration and production company based in Cleburne, Texas. Through subsidiaries it holds four leasehold properties totaling 30,500 acres in Edwards County, Texas and Chaves and Roosevelt Counties, New Mexico, that are estimated to contain in excess of 275 million barrels of remaining oil-in-place. Currently, an estimated 35.2 million barrels/oil and 7,602,500 MCF/gas have been classified proved producing/proved undeveloped reserves.


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This press release may include forward-looking statements based on current expectations that involve a number of uncertainties. Details on the factors that could affect United Heritage Corporation's financial results are included in United Heritage Corporation's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-KSB and on its Quarterly Reports on Form 10-QSB.


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Company Contact:
Walter G. Mize
(817) 641-3681 - Phone
(817) 641-3683 - Fax
uhcp@aol.com